CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Post-Effective Amendment No. 1 to the Registration Statement (File No. 333-151828) on Form S-1/A of International Energy, Inc. of our report dated June 6, 2011, on our audits of the consolidated balance sheets of International Energy, Inc. and Subsidiaries (a developmental stage company) ("the Company") as of March 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, and for the period from November 6, 1998 (date of inception) to March 31, 2011. We also consent to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated June 6, 2011, contains an explanatory paragraph that states that the financial statements have been prepared assuming the Company will continue as a going concern.  The Company has not generated any revenue since inception, has a substantial accumulated deficit, and does not have positive cash flows from operating activities.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
June 7, 2011